                         [LETTERHEAD OF SIGMA-ALDRICH]

                                                                    Exhibit 99.2

From: David R. Harvey, Chairman, President and CEO       For questions, contact:
                                                      Kirk A. Richter, Treasurer
                                                                  (314) 286-8004

                              FOR IMMEDIATE RELEASE

April 23, 2002

    SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS INCREASE IN FIRST QUARTER SALES, NET
        INCOME AND DILUTED EPS. DIAGNOSTICS BUSINESS TO BE DISCONTINUED.

Basis of Presentation:
----------------------

As a result of today's announcement that the Company's Board of Directors authorized management to sell the assets of and discontinue the Diagnostics business, and due to accounting requirements effective at the beginning of 2002, reported results for the period ended March 31, 2002 include the discontinued operations in the consolidated financial statements. Based on the new accounting requirements, the Board's authorization after the close of the first quarter precludes separating the continuing and discontinued operations until second quarter 2002 results are reported. To facilitate a proper interpretation of this action while complying with generally accepted accounting principles, we have provided a dual presentation. Reported results exclude the effect of this decision and include the results of the Diagnostics business as part of continuing operations. Pro forma results and the commentary thereon, including our outlook for the remainder of 2002, separately provide the results for our continuing operations and now discontinued Diagnostics business for all periods presented. We apologize for the complexity of this dual presentation. Net assets held for sale will be separately presented in future balance sheets.

Highlights:
-----------

AS REPORTED
-----------
..    Reported and currency adjusted sales increased 3.7% and 6.4%, respectively.
..    Scientific Research, Biotechnology and Fine Chemicals sales gains were adversely affected by quarter-end holidays.
..    Diagnostics sales declined 11.2%.
..    Net income (excluding goodwill amortization and a one-time charge for purchased in-process research and development in 2001) increased 1.8%, with diluted EPS (excluding goodwill amortization and the one-time charge in
     2001) increasing 5.9% to $.54.
..    The Company's R&D expenses are separately disclosed in Income Statements for the first time with this release.

PRO FORMA
---------
..    Reported sales from continuing operations increased 4.6%, with currency adjusted sales up 7.3%.
..    Net income from continuing operations (excluding goodwill amortization and a one-time charge for purchased in-process research and development in
     2001) increased 3.2%, with share repurchases contributing to a larger gain in diluted EPS (excluding goodwill amortization and the one-time charge in
     2001) of 7.4%.
..    First quarter diluted EPS from continuing operations of $.58 meets expectations. Diluted EPS from discontinued operations brings overall reported EPS to $.54.
..    See today's release "Sigma-Aldrich To Discontinue Diagnostics Business;
     Plans to Serve Customers As Assets Are Held For Sale" for details regarding the announcement to discontinue the Diagnostics business. Discontinued operations are expected to reduce net income over remaining quarters of 2002, including a one-time, net income charge of up to $63 million ($.86 per share).
..    Currency adjusted sales growth from continuing operations is expected to range from 8% to 12% in upcoming quarters of 2002. Diluted EPS expectations (continuing operations) range raised to $2.24 to $2.29 for 2002.

CEO's Statement:
----------------

Commenting on first quarter results and the decision to discontinue the Diagnostics business, Chairman, President and CEO David Harvey said, "We are pleased with our first quarter performance in our continuing businesses, indicating our on-going success in implementing a broad array of strategic initiatives to improve our customer, life science and high technology focus and the benefit from many process improvement initiatives. We've certainly done what we said we would to enhance our sales and income growth and improve our capital structure through share repurchase and the addition of debt. To fulfill our commitment, we have repeatedly indicated that our Diagnostics business would be expected to fully contribute to overall Company goals within three years. As I've said on previous occasions, results for this business, which now include those for the first quarter of 2002, have not met expectations, leading to the decision announced today to discontinue our efforts and seek a quick and financially prudent resolution. We expect to be fair to our customers, vendors and employees as we pursue an outcome that provides future benefit to our shareholders".

AS REPORTED
-----------

Overall results: First quarter sales, excluding currency impacts, grew 6.4%. For the Company's Scientific Research, Biotechnology and Fine Chemicals businesses, currency adjusted growth in the first two months was in-line with targeted (currency adjusted) levels, but was offset by somewhat slower growth in the month of March due largely to holidays observed near the end of the first quarter. The impact of these holidays had been reflected in second quarter (rather than first quarter) results in 2001. The Company has not experienced any discernible adverse impact from slower growth in the worldwide economy or declines in demand experienced by others in certain life science sectors. Sales for Diagnostics declined 11.2%. The Company has determined that certain catalog-based products previously marketed by the Diagnostics unit that provided $11 million in sales and a modest positive contribution to earnings per share in 2001 should be considered part of Scientific Research. Sales data for all periods presented has been restated to reflect this reclassification.

Diluted net income per share rose 5.9% to $.54 per share from $.51 in 2001 (adjusting 2001 results to exclude goodwill amortization and a one-time charge for purchased in-process research and development). The overall sales decline in Diagnostics and disappointing sales of First Medical's cardiac point of care instrument together with high expense levels for First Medical reduced the reported diluted per share income by $.04. The continued strengthening of the U.S. dollar masked even stronger performance in the Company's underlying operations by reducing otherwise reportable diluted per share earnings by $.02.

Operations:
-----------

Reported sales increased 3.7% to $316.9 million. On a currency adjusted basis, the sales gain was 6.4%. The February 2001 acquisition of Isotec provided only modest benefit to the quarterly sales gain. A summary of reported and currency adjusted sales gains is as follows:


                                      Three Months Ended
                                        March 31, 2002
                                   --------------------------
                                                   Currency
                                    Reported       Adjusted
                                   -----------   ------------
        Scientific Research              2.7%          5.6%
        Biotechnology                    6.8%          9.8%
        Fine Chemicals                   8.1%         10.1%
           Subtotal                      4.6%          7.3%
        Diagnostics                    (11.2%)        (9.4%)
           Total Company                 3.7%          6.4%




..    Scientific Research sales (excluding currency impacts but including product sales reclassified from Diagnostics in both 2001 and 2002 results) increased 5.6% as the adverse impact from the first quarter-end 2002 holidays was reflected in both U.S. and international results.

     . Biotechnology sales gains (excluding currency impacts) of 9.8% reflect targeted growth in most key life science areas, offset by a modest decline in sales of chromatography products. New product development activities at the Company's newly opened Life Science and High Technology Center in St. Louis are expected to support this unit's ability to meet its growth goals in upcoming quarters.

     . Continuing enhancement and promotion of the Company's e-commerce capabilities again doubled our web based sales over the comparable prior period as electronic orders increased to 19% of our U.S. research sales and 12% of worldwide research sales.

     . Fine Chemicals growth of 10.1% (excluding currency impacts) was driven by strong demand from pharmaceutical customers, with equivalent gains in sales to both U.S. and international customers.

     . Diagnostics reversed an improving performance in 2001 as sales declined in all major product areas. Efforts to accelerate the placement of cardiac point of care instruments and sell products through new distribution agreements did not materialize as expected.

Consolidated pretax income was 18.2% of sales, slightly below the 18.4% (excluding goodwill amortization and a one-time charge for purchased in-process research and development) achieved in the first quarter of 2001. The increasing drag of the Diagnostics business and costs of new facilities were only partially offset by process improvement benefits and lower interest costs.

PRO FORMA
---------
The following financial information gives effect to the Company's decision to discontinue the Diagnostics business in the first quarter results of operations.

Continuing Operations: Reported sales from continuing operations increased 4.6% to $301.6 million. Currency adjusted sales from continuing operations were up 7.3%. Overall price gains approached 3% as price gains on our research sales averaged 3.5%. Overall volume gains were 4.5% as holidays at quarter-end reduced volume growth from the levels achieved in the final quarter of 2001 that had enabled us to achieve our targeted increase of 10% internal sales growth (currency adjusted) by year-end 2001. Reported and currency adjusted sales growth results for Scientific Research (which include products reclassified from Diagnostics), Biotechnology and Fine Chemicals, together with comments on these growth rates, are included under Operations in the AS REPORTED section of this release.

A summary of reported net income and diluted earnings per share for the three months ended March 31, 2002 and 2001, before and after 2002 currency impacts, goodwill amortization and a one-time charge in 2001, and the net income and diluted earnings per share for both continuing and discontinued operations, are as follows:

                                                    Three Months Ended     Three Months Ended
                                                      March 31, 2002         March 31, 2001
                                                  ---------------------   ---------------------
                                                              Diluted                 Diluted
                                                  Net Income  Earnings    Net Income  Earnings
                                                  (millions)  Per Share   (millions)  Per Share
                                                  ----------  ---------   ---------   ---------
Income from operations before currency impact
and goodwill amortization                         $  41.2     $   0.56    $  39.0     $   0.51
Currency impact                                      (1.5)       (0.02)       --           --
Goodwill amortization                                 --           --        (1.6)       (0.02)
                                                  -------     --------    -------     --------
Income from operations before one-time charge     $  39.7     $   0.54    $  37.4     $   0.49
Purchased in-process R&D                              --           --        (0.8)       (0.01)
                                                  -------     --------    -------     --------
(one-time pretax charge of $1.2 million)
Reported net income                               $  39.7     $   0.54    $  36.6     $   0.48
                                                  =======     ========    =======     ========
Net loss from discontinued operations             $  (2.9)    $  (0.04)   $  (2.7)    $  (0.04)
Net income from continuing operations             $  42.6     $   0.58    $  39.3     $   0.52

Selected financial data for continuing and discontinued operations for all quarters of 2001 is included in the Summary Pro Forma Financial Information section on the last page of this release. In subsequent quarters, our financial statements will present full results for continuing operations.

Pretax income from continuing operations was 20.5% of related sales. After adjusting prior year results (continuing operations) for goodwill amortization and a one-time charge for purchased in-process research and development, the current pretax income level is in-line with that achieved in the first quarter of 2001 and shows a modest improvement over the 20.3% achieved for the entire year of 2001. Benefits from price gains, process improvement savings and abatement of the higher utility costs experienced early in 2001 were offset by costs to operate the new Life Science and High Technology Center and higher insurance and employee benefit costs. Interest expense for the first quarter of 2002 declined by $.6 million from that incurred in the first quarter of 2001 as interest rate reductions more than offset higher borrowing levels. Increases in borrowing levels continued to lower the Company's overall cost of capital, with share repurchase activity over the last twelve months continuing to contribute to the larger increase in earnings per share.

Outlook: We expect currency adjusted sales gains from our continuing Scientific Research, Biotechnology and Fine Chemicals businesses to benefit from the ongoing implementation of our strategic plan initiatives. Overall currency adjusted sales gains are expected to range from 8% to 12% in the remaining quarters of 2002, with each of our business units achieving their targeted sales growth (currency adjusted) in total for the nine month period. Pricing should continue to benefit from special initiatives in 2002. New product additions, active promotion of existing and new products and the distribution of a new Sigma catalog in January 2002 are expected to enhance market awareness of our leading position in life science and high technology and drive sales growth. Our expanding e-commerce capabilities should continue to enhance sales as we seek to achieve more than 25% of our sales from web based orders in the next year or so. At current rates of exchange, currency is likely to continue to impact otherwise reportable sales and earnings growth for the remainder of 2002, but at a reduced level from that experienced in the first quarter. The desire to add 2% to our growth from acquisitions remains questionable for 2002, as seller's expectations remain unrealistic and we remain committed to grow profits in line with sales in the longer term and to achieve a 20% return on equity by 2004. Expected diluted earnings per share from continuing operations should range from $2.24 to $2.29 for 2002. For our discontinued Diagnostics business, a one-time after tax charge of up to $63 million ($.86 per share) will be recorded in the second quarter to reflect reductions in the carrying value of applicable assets to an expected realizable amount and costs of staff reductions. The write-off of unamortized goodwill and other intangibles of $21 million, net of applicable taxes, from the acquisitions of First Medical, Inc. and Amelung GmbH is included in this one-time charge. Results from operating the discontinued operations as assets are held for sale are expected to further reduce diluted earnings per share by up to $.05 in the second quarter of 2002 and by as much as $.01 in both the third and fourth quarters of 2002.

OTHER FINANCIAL DATA
--------------------

Research and Development: Research and development expenses are now reported as a separate cost component in the Company's Consolidated Statements of Income. As reported, these expenses were 3.8% and 3.5% of sales for the quarters ended March 31, 2002 and 2001, respectively. At 3.4% of continuing operations sales in the first quarter of 2002, these expenses increased from 3.2% of comparable sales in the first quarter of 2001. The research and development expenses relate solely to the efforts to add new manufactured products, which account for approximately 55% of total sales. The majority of these expenses had been included in Cost of Products Sold in previously issued financial statements. In line with how other Life Science competitors report, research and development expenses are now reported as a separate line item between our Gross Profit and Income Before Income Taxes subtotals in the Consolidated Statements of Income. Research and development expenses for all quarters of 2001 are presented in the Supplemental Financial Information section of this release. Such expenses were 3.1% of sales for continuing operations in 2000.

Share Repurchase: At March 31, 2002, a total of 29.7 million (out of an authorized repurchase of 35 million) shares had been acquired at an average purchase price of $32.12 per share. A total of 75,000 shares were purchased in the first quarter, with 73.1 million shares remaining outstanding at quarter-end. The Company expects to continue share repurchases to acquire the remaining 5.3 million authorized shares, but timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Working Capital, Capital Expenditures and Debt: Initiatives to manage working capital provided major benefits in the first quarter. Accounts receivable days outstanding declined by one day from the December 31, 2001 level to 59 days. Inventory management programs, together with cuts in Diagnostics production activities to better match reduced demand, reduced inventory by nearly $12 million from prior year-end levels. With the completion of the new Life Science and High Technology Center late in 2001, capital expenditures in the first quarter of 2002 were $14.1 million, a $10.4 million reduction from expenditures in the first quarter of 2001. We expect capital expenditures for all of 2002 to be approximately $60 million, $49 million less than what was spent in 2001. Total borrowings declined by $39 million in the first quarter to $408.9 million. In January 2002, the Company launched a commercial paper program, replacing its existing bank debt and lowering short-term interest costs by roughly 50 basis points. At March 31, 2002, short-term borrowings were $232 million at an average interest rate of 2.2%. The Company's return on equity remained in line with the year-end level at 17.0%.

Share Ownership: To align the interests of the Company's management and owners, senior executives and other officers of the Company are required to own Company stock valued at 1/2 to 3 times their annual salaries. This program began in 2000 and is being phased in over a three to five year period for U.S. based and internationally based managers. At March 31, 2002, Sigma-Aldrich's senior management group held $19.0 million of Company stock.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Sigma-Aldrich operates in 33 countries and has 6,500 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the "Outlook" section above and other statements regarding the Company's expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, the discontinuance of its Diagnostics business, including the effect on sales and earnings from running the discontinued business as assets are held for sale and possible cash proceeds from the discontinuance, and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions, conditions in the markets the Company serves and the sale of assets and actions related to the discontinuance of its Diagnostics business. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as changes in pricing and the competitive environment, other changes in the business environment in which the Company operates, changes in research funding, uncertainties surrounding government healthcare reform, government regulations applicable to the business, the impact of fluctuations in interest rates and foreign currency exchange rates, the effectiveness of the Company's further implementation of its global software systems and expectations for the discontinuance of the Diagnostics business, including the ability to supply customers while assets are held for sale and the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.

For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

                            SIGMA-ALDRICH CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED (UNAUDITED)
                     (in thousands except per share amounts)


                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                          2002            2001
                                                                      -------------   ------------
Net Sales                                                               $316,893        $305,646
    Cost of products sold                                                156,025         147,170
                                                                        --------        --------
Gross profit                                                             160,868         158,476
    Selling, general and administrative expenses                          87,079          88,808
    Research and development expenses                                     12,139          10,801
    Purchased in-process research and development                              -           1,200
    Interest, net                                                          4,063           4,674
                                                                        --------        --------
Income before income taxes                                                57,587          52,993
    Provision for income taxes                                            17,852          16,350
                                                                        --------        --------
Net income                                                                39,735          36,643
Add back: goodwill amortization, net of taxes                                  -           1,552
                                                                        --------        --------
                                                                        $ 39,735        $ 38,195
Adjusted net income                                                     ========        ========
Weighted average shares outstanding - Basic                               73,017          75,510
                                                                        ========        ========
Weighted average shares outstanding - Diluted                             73,604          76,134
                                                                        ========        ========


Net income per share - Basic

    Net income                                                          $   0.54            0.49
    Add back: goodwill amortization, net of taxes                              -            0.02
                                                                        --------        --------
    Adjusted net income                                                 $   0.54            0.51
                                                                        ========        ========


Net income per share - Diluted
    Net income                                                          $   0.54        $   0.48
    Add back: goodwill amortization, net of taxes                              -            0.02
                                                                        --------        --------
    Adjusted net income                                                 $   0.54        $   0.50
                                                                        ========        ========


               CONDENSED CONSOLIDATED BALANCE SHEETS - AS REPORTED
                                 (in thousands)


                                     March 31,     December 31,                                       March 31,        December 31,
                                       2002            2001                                             2002               2001
                                    -----------    ------------                                      -----------       ------------
ASSETS                              (Unaudited)                         LIABILITIES AND              (Unaudited)
                                                                        STOCKHOLDERS' EQUITY
Cash and cash equivalents           $   35,401       $   37,637         Short-term debt              $  232,041          $270,382
Account receivable, net                208,498          181,450         Accounts payable                 55,896            59,509
Inventories                            456,963          468,926         Accrued expenses                 59,651            54,281
Other current assets                    41,892           39,298         Accrued income taxes             29,358            13,391
                                    ----------       ----------                                        --------          --------
Total current assets                   742,754          727,311         Total current liabilities       376,946           397,563

Property, plant and equipment, net     535,007          542,050         Long-term debt                  176,810           177,700
Other assets                           169,368          170,441         Noncurrent liabilities           57,021            54,824
                                    ----------       ----------         Stockholders' equity            836,352           809,715
Total assets                        $1,447,129       $1,439,802                                      ----------         ---------
                                    ==========       ==========        Total liabilities and equity  $1,447,129        $1,439,802
                                                                                                     ==========        ==========

                            SIGMA-ALDRICH CORPORATION
    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - AS REPORTED (UNAUDITED)
                                 (in thousands)


                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                          2002            2001
                                                                      -------------   ------------
Cash flows from operating activities:
    Net income                                                          $ 39,735        $ 36,643
    Adjustments:
        Depreciation and amortization                                     17,165          17,952
        Purchased in-process research and development                          -           1,200
        Net changes in assets and liabilities                             (4,075)        (47,103)
                                                                        --------        --------
            Net cash provided by operating activities                     52,825           8,692
                                                                        --------        --------
Cash flows from investing activities:
    Net property additions                                               (13,554)        (22,128)
    Acquisitions                                                               -         (37,574)
    Other                                                                    205           2,822
                                                                        --------        --------
            Net cash (used in) investing activities                      (13,349)        (56,880)
                                                                        --------        --------
Cash flows from financing activities:
    Net (repayment) borrowings of debt                                   (39,062)         78,350
    Payment of dividends                                                  (6,206)         (6,220)
    Treasury stock purchases                                              (3,129)        (48,258)
    Exercise of stock options                                              4,237          15,856
                                                                        --------        --------
            Net cash (used in) provided by  financing activities         (44,160)         39,728
                                                                        --------        --------
Effect of exchange rate changes on cash                                    2,448           7,706
                                                                        --------        --------
Net change in cash and cash equivalents                                   (2,236)           (754)
Cash and cash equivalents at January 1                                    37,637          31,058
                                                                        --------        --------
Cash and cash equivalents at March 31                                   $ 35,401        $ 30,304
                                                                        ========        ========


          SUPPLEMENTAL FINANCIAL INFORMATION - AS REPORTED (UNAUDITED)
                                 (in thousands)

                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                          2002            2001
                                                                      -------------   ------------
Business Unit Sales (restated)
    Scientific Research                                                 $177,438        $172,838
    Biotechnology                                                         65,844          61,654
    Fine Chemicals                                                        58,323          53,934
                                                                        --------        --------
          Subtotal                                                       301,605         288,426
    Diagnostics                                                           15,288          17,220
                                                                        --------        --------
          Total                                                         $316,893        $305,646
                                                                        ========        ========

                                                                                  2001
                                                                      ----------------------------
Research and Development                                                 Amount      % of Sales
                                                                      -------------   ------------
    First Quarter                                                       $ 10,801        3.5%
    Second Quarter                                                        11,454        3.9%
    Third Quarter                                                         11,060        3.8%
    Fourth Quarter                                                        11,077        3.8%

                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                          2002            2001
                                                                      -------------   ------------
Selected Financial Information
    Property, plant and equipment additions, net                        $ 13,554        $ 22,128
    Share repurchase                                                       3,129          48,258

                            SIGMA-ALDRICH CORPORATION
               SUMMARY PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
                     (in thousands except per share amounts)

                                                                                            Twelve           Three
                                                                                            Months          Months
                                           Three Months Ended 2001                      Ended 2001      Ended 2002
                          ----------------------------------------------------------------------------------------
                          March 31     June 30     September 30     December 31     December 31     March 31
                          ----------------------------------------------------------------------------------------

Continuing Operations:
     Sales                $288,426     $277,532      $272,816        $275,714       $1,114,488      $301,605
     Net Income             39,383       40,168        37,011          36,208          152,769        42,655
     EPS - diluted            0.52         0.53          0.49            0.49             2.03          0.58

Discontinued Operations:
     Sales                $17,220      $16,201       $ 14,917        $ 16,621       $   64,959      $ 15,288
     Net Loss              (2,740)      (3,121)        (3,228)         (2,975)         (12,064)       (2,920)
     EPS - diluted          (0.04)       (0.04)         (0.04)          (0.04)           (0.16)        (0.04)

Reported:
     Sales                $305,646     $293,733      $287,733        $292,335        1,179,447       316,893
     Net Income             36,643       37,047        33,783          33,233          140,705        39,735
     EPS - diluted            0.48         0.49          0.45            0.45             1.87          0.54

Note: The above presentation reflects the Company's decision in April 2002 to discontinue the Diagnostics business.